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                                                                     EXHIBIT 5.1


                                               May 21, 1998

Litchfield Financial Corporation
430 Main Street
Williamstown, Massachusetts 01267

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended, of up to 1,322,500 shares (the "Shares") of Common Stock, par value $.01 per share, of Litchfield Financial Corporation, a Massachusetts corporation (the "Company"), proposed to be sold by the Company and Selling Stockholders, pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company, Tucker Anthony Incorporated, McDonald & Company Securities, Inc. and J.
C. Bradford & Co., as underwriters (the "Underwriters"), we have examined such corporate records and other documents, including the Registration Statement on Form S-3, of even date herewith, relating to such Shares (the Registration Statement as declared effective being hereinafter referred to as the "Registration Statement") and the related prospectus, and have reviewed such matters of law as we have deemed necessary as a basis for the opinion as hereinafter expressed.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the Commonwealth of Massachusetts;

          2. The Company is authorized to issue 12,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 Shares of Preferred Stock, par value $.01 per share; and

          3. The Company has duly authorized the issuance of up to 1,172,500 shares being offered by the Company pursuant to the Registration Statement. The 150,000 shares being offered by the Selling Stockholders are duly authorized, and 110,000 are validly issued, fully paid and non-assessable. When issued and sold under the circumstances contemplated in the Registration Statement, the 1,172,500 shares being offered by the Company and 40,000 shares issuable upon the exercise of options being offered by the Selling Stockholders, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the reference to us under the caption "Legal Matters" in the Registration Statement.


                                             Very truly yours,

                                             /s/ Hutchins, Wheeler & Dittmar
                                             -----------------------------------
                                             HUTCHINS, WHEELER & DITTMAR
                                             A Professional Corporation